AGL RESOURCES INC.
AMENDED AND RESTATED OMNIBUS PERFORMANCE INCENTIVE PLAN

PERFORMANCE INCENTIVE PLAN

PERFORMANCE SHARE UNIT (PSU) AWARD AGREEMENT

This Agreement between AGL Resources Inc. (the “Company”) and the Recipient sets forth the terms of the Performance Share Unit Award (the “Award”) granted under the above-named Plan. Capitalized terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Plan.

Name of Recipient:                                                                Date of Award:

Performance Award:

Performance Measurement Period:  ____________ through _______________

Performance Measurement: The performance measure for this Award relates to the Company’s Relative Total Shareholder Return (RTSR).  For the purposes of this Award, performance is specifically measured relative to a group of peer companies, known as the Proxy Peers, which are identified in Table One below.  The Company’s ranked Total Shareholder Return (TSR) relative to the Proxy Peers (RTSR) determines the level of Performance Award that will be paid at the end of the Performance Measurement Period.  TSR is calculated as follows:

Price begin = share price at the beginning of the period
Price end = share price at the end of the period
Dividends paid plus reinvested = total dividends for the period

TSR = (Price end - Price begin + Dividends paid plus reinvested) / Price begin

Performance Calculation: At the end of the Performance Measurement Period, the Award will vest and the units will be adjusted based upon the Company’s TSR ranking, relative to the Proxy Peer Group (RTSR) as shown in Table Two and the example below.  If a peer company is dropped from the Proxy Peers during the Performance Measurement Period, the ranking will be relative to the remaining companies, and the associated award payment levels will be adjusted accordingly.

Table One	Table Two
Proxy Peers	RTSR Rank and Associated
	Award Payment Levels

	Company RTSR Rank	Percentile Rank	Award Payment Level
	1	100%
	2	92%
	3	83%
	4	75%
	5	67%
	6	58%
	7	50%
	8	42%
	9	33%
	10	25%
	>10	0%	0%

Vesting: Unless the Award is forfeited prior to the Vesting Date (as defined below), in accordance with this Agreement, the Award shall vest on the date that the Compensation and Management Development Committee (the “Compensation Committee”) certifies the level of performance with respect to the Company’s TSR and RTSR ranking at the end of the Performance Measurement Period (the “Vesting Date”).

Payment:  This Award shall be payable 50% in shares of AGL common stock, and 50% in cash within thirty (30) days following the Vesting Date, pursuant to the terms of the Plan, but in no event later than March 15 of the year in which the Vesting Date occurred.  The number of shares of AGL common stock will be equal to the number of units to be settled in stock.  The cash portion will be calculated by multiplying the number of units to be settled in cash by AGL’s share price as of the close the day prior to the Vesting Date.  Required tax withholding for the entire Award will be deducted from the cash portion of the Award.  While the intention is to pay Award proceeds 50% in shares of AGL common stock and 50% in cash, the Compensation Committee reserves the right to revise the stock and cash proportions, if it deems such revision is necessary or advisable, in its good faith sole discretion.

Example Calculation of Award and Payment
Performance Award:  _____ units
Closing Price at Vesting Date - $____
Company RTSR Rank - 5th (67th percentile, per table 2)

Award Payment Level - ____%, per table 2
Adjusted Performance Share Units – 1,500 units x _____% = _____ units
Units Settled in Stock = 50% x _______ units = _______ units awarded
Units Settled in Cash = 50% x ______ units x $______ = $_______ awarded, required to first pay required tax withholding, balance paid in cash.

Forfeiture of Award; Termination of employment: If the Award does not vest for any reason, then the Award shall be forfeited immediately.

In addition, if your employment is terminated for any reason other than as set forth below or by reason of death, Disability, or Retirement, prior to the Vesting Date, then this Award shall be forfeited as of the date of your termination of employment. If you terminate employment by reason of death or Disability or Retirement, then performance shares shall vest and become non-forfeitable on a prorata basis, determined with respect to the number of months that have elapsed during the vesting period, prior to the date of such termination of employment, provided that such pro rata accelerated vesting shall be conditioned upon the satisfaction of applicable performance-based vesting conditioning, as measured and payable, if at all, following the end of the performance period.

Personnel Non-Solicitation.  In consideration of the benefits and promises set forth in this Agreement, Recipient agrees that, for a period of 12 months after termination of Recipient’s employment for any reason (whether voluntary or involuntary), Recipient will not, directly or indirectly, solicit, divert, or hire, or attempt to solicit, divert, or hire, any person who is at the time, or was within the 12 months preceding the solicitation or other action, employed or retained by the Company.

Change in Control: Notwithstanding the vesting provision above, in the event of a Change in Control of the Company, this Award shall become vested, as set forth below, pursuant to Section 12.2 of the Plan if: (a) upon the date that it is not assumed or substituted by the Surviving Entity; or (b) if it is assumed or substituted by the Surviving Entity, upon the date within a two-year period following the Change in Control, that your employment is terminated without Cause or that you resign for Good Reason (each, a “Change in Control Related Vesting Date”).  Such vesting will be prorated on a daily basis based upon the length of time within the Performance Measurement Period that has elapsed prior to the date of the Change in Control or termination of employment (as applicable) and will be based upon an assumed achievement of all relevant performance goals at: (i) the target level if the Change in Control or termination of employment (as applicable) occurs during the first half of the Performance Measurement Period; and (ii) the actual level of achievement as of the date of the Change in Control or termination of employment (as applicable) of all relevant performance goals if the Change in Control or termination of employment (as applicable) occurs during the second half of the Performance Measurement Period. This Award shall be payable in cash to the Recipient within thirty (30) days following the Change in Control Related Vesting Date, but in no event later than March 15 of the year following the year in which the Change in Control Related Vesting Date occurred.

This Agreement is subject to the terms and conditions of the Plan.  You have received a copy of the Plan’s prospectus that includes a copy of the Plan.  By signing this Agreement, you agree to the terms of the Plan and this Agreement, which may be amended only upon a written agreement signed by the Company and you.

This ____ day of ________, ______
AGL RESOURCES INC.                                                                                                RECIPIENT:

___________________________                                                                                     _________________________________

Name:
Title: